[LOGO  FOR  OPTICA  COMMUNICATIONS  INC.]

September  8,  2000

Mark  Nomura
Richmond,  BC
Canada

Dear  Mark,

Optica Communications Inc. is pleased to offer you the position of Director of Technology - Customer Connectivity. In this position you will report to Neil Wieler, Vice President of Technology Development. You will be responsible for developing the technology to attach customers to the Optica network, as well as other related duties. As a director you will be a member of senior management and will be expected to provide your expertise to the entire division and company.

Your salary will be $120,000 per annum, paid in increments of $5000 semi monthly. You will receive a car allowance of $1000 per month. In addition you will receive 120,000 stock options. This grant of options shall be subject to the provisions of the InvestAmerica, Inc.'s (INVT) Stock Option plan.

Your start date will be no later than October 1, 2000. You will be required to sign a standard non-disclosure agreement on that date.

We are very pleased to offer this position to you and believe that you will form a key part of the exciting plans that will drive our company.

Yours  truly,

/s/ Neil  Weiler

Neil  Weiler
Vice  President  of  Technology  Development


Accepted:     /s/ M.L.  Nomura          Date:     Sept.  13th,  2000
              --------------                     -------------------
              Mark  Nomura


Start  Date:     Sept.  29th,  2000
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